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                                                                    Exhibit 10.1


Busse Broadcasting Corporation
141 East Michigan Avenue, Suite 300
Kalamazoo, Michigan 49007
Phone 616-388-8019

Contact:
Busse Broadcasting Corporation
      Lawrence A. Busse
      James C. Ryan


                                                           FOR IMMEDIATE RELEASE
                                                       Friday, December 27, 1996


                         BUSSE BROADCASTING CORPORATION
                 SELLS WINNEBAGO COLOR PRESS OPERATING DIVISION

     KALAMAZOO, MICHIGAN -- December 27, 1996 -- Busse Broadcasting Corporation (the "Company") today announced that it has sold substantially all of the assets of its Winnebago Color Press operating division to Winnebago Color Press, Inc., a company affiliated with Mr. Lawrence A. Busse, for aggregate consideration of $3.225 million in cash plus the assumption of certain liabilities. The amount of such cash consideration is subject to possible further upward adjustment based on certain net working capital items as set forth in the buy and sell agreement between the parties. In connection with the sale, Busse Broadcasting Corporation received an opinion from an investment banking firm to confirm that the terms of the sale were fair to the Company and its stockholders from a financial point of view.

     Winnebago Color Press is a commercial printing business located in Menasha, Wisconsin. Mr. Busse is the President of Winnebago Color Press, Inc. Following this transaction, Mr. Busse will also retain his position as Chairman and Chief Executive Officer of Busse Broadcasting Corporation.

     Busse Broadcasting Corporation intends to use the net proceeds from the sale to offer to redeem a portion of its 11-5/8% Senior Secured Notes due 2000 at a redemption price of 100% of accreted value in accordance with the terms of the Indenture relating to such Notes. As of December 1, 1996, $62,527,000 in aggregate principal amount of such Notes were issued and outstanding. Busse Broadcasting Corporation anticipates that such offer to redeem shall be made in the first quarter of 1997.

     Busse Broadcasting Corporation owns and operates KOLN-KGIN-TV, a CBS affiliate serving Lincoln and Grand Island, Nebraska and WEAU-TV, a NBC affiliate serving Eau Claire and La Crosse, Wisconsin.